PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement") is executed as of the 20th day of May, 2015 and is by and between **CYMRI, L.L.C., A Nevada limited liability company (F/K/A THE CYMRI CORPORATION, a Texas corporation)** ("Seller"), whose mailing address is:11011 Richmond Avenue, Suite 525, Houston, TX 77042, and **WELDER OIL & GAS PARTNERSHIP LP**, a Delaware limited partnership ("Buyer"), whose mailing address is: 100 W. Olmos Drive, San Antonio, TX 78212. Seller and Buyer are sometimes collectively referred to herein as the "Parties" or singularly as "Party."

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In consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I.

PURCHASE AND SALE

1.01 - Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Buyer, and Buyer agrees to purchase and pay for the following described real and personal property (hereinafter collectively referred to as the "Properties"):

(a) All of Seller's right, title and interest in and to the oil and gas leases described in Exhibit "A" attached hereto, which is incorporated herein for all purposes (collectively, the "Leases") and all lands covered by the Leases (collectively, the "Lands") also described in Exhibit "A" hereto, together with (i) all rights, privileges, benefits, and powers conferred upon the holder of the Leases with respect to the use and occupation of the surface of the Lands that may be necessary, convenient, or incidental to the possession and enjoyment of the Leases, (ii) all rights with respect to any pooled or unitized acreage located in whole or in part within the Lands by virtue of the Leases, including rights to production from the pool or unit allocated to any Lease being a part thereof, regardless of whether such production is from the Lands, (iii) all rights, options, titles, and interests of Seller granting Seller the right to obtain, or otherwise earn interests within the Lands, no matter how earned, and (iv) all tenements, hereditaments, and appurtenances belonging to any of the foregoing, and (v) any and all geological, geophysical, and engineering data and reports, including but not limited to, all well logs, core reports, and well files (collectively, the "Geological Data");

(b) All of Seller's right, title and interest in and to all permits, licenses, servitudes, rights-of-way, division orders, natural gas purchase and sale agreements, crude oil purchase and sale agreements, surface leases, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, joint operating agreements, unit agreements, processing agreements, options, leases of equipment or facilities, and other contracts, agreements, and rights that are owned by Seller in whole or in part, and

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that are appurtenant to the Properties or used or held for use in connection with the ownership or operation of the Properties or with the production, treatment, sale, or disposal of water, hydrocarbons and associated substances therefrom or thereon; and

(c) All of Seller's right, title and interest in and to all of the real, personal and mixed property located on and used in the operations of the Properties owned by Seller in whole or in part or credited to the account of Seller including, but not limited to, (i) the wells ("Wells") described on Exhibit "B" attached hereto, which is incorporated herein for all purposes, all wellhead equipment, fixtures (including, but not limited to, field separators and liquid extractors), pipe, casing, and tubing; (ii) all production, gathering, treating, processing, compression, dehydration, salt water disposal, injection, gathering line and pipeline equipment and faculties; and (iii) all tanks, machines, equipment, tools, dies, vessels and other facilities;

(d) All of Seller's right, title and interest in and to all of the files, records, documents, correspondence and data now in the possession or control of Seller that relates to the items described in sub-paragraphs (a) through (c) above, without limitation (collectively, the "Records");

(e) All of Seller's right, title and interest in and to seismic, seismic programs, and seismic interpretations owned or in the possession of Seller, if any, that relates to the items described in subparagraphs (a) through (c) (collectively, the "Seismic Data"); and

(f) All of the right, title and interest of Seller in and to all overriding royalty interests of all oil, gas, and associated minerals and hydrocarbons produced, saved, sold, and marketed from the Leases, the Lands and/or the Wells howsoever evidenced.

<u>1.02</u> - **<u>Effective Time.</u>** The purchase and sale of the Properties shall be effective as of 12:01 a.m. on <u>January, 1st, 2015</u>, local time at the location of the Properties (herein called the "Effective Time").

<u>1.03</u> – **<u>Right of First Refusal</u>**. ***THIS SECTION INTENTIONALLY DELETED.***

<u>1.04</u> – **<u>Joint Operating Agreement.</u>** If applicable, Seller shall vote for Welder Exploration & Production, Inc., a Texas corporation ("WEPI") to become the Operator in connection with all operations regarding the Leases, the Wells and the Lands as of the Closing Date.

ARTICLE II.

<u>PURCHASE PRICE</u>

<u>2.01</u> - **<u>Purchase Price.</u>** The purchase price payable by Buyer for the Properties shall be **TWO MILLION NINE HUNDRED NINETY THOUSAND EIGHT HUNDRED SEVENTY EIGHT DOLLARS AND 12/100 CENTS ($2,990,878.12)** cash in immediately available funds by wire transfer to the account of the Seller's parent company, Caprock Oil, Inc. (the "Purchase Price").

2.02 - Adjustments to Purchase Price. The Purchase Price shall be subject to adjustment as follows:

(a) The Purchase Price shall be adjusted upward as follows:

(i) The value of all merchantable, allowable oil in storage at the Effective Time, above the pipeline connection, which is sold and which is credited to the Properties and paid to Buyer, such value to be the actual price received less taxes and deductions by the purchaser of such oil;

(ii) The amount of all mutually agreeable expenditures under applicable operating agreements or other similar arrangements or agreements and, in the absence of such agreements, such expenses of the sort customarily billed thereunder, paid by Seller or any affiliate of Seller in connection with the operation of the Properties in accordance with this Agreement for work actually performed subsequent to the Effective Time, but not including any special or noncustomary expenses made by Seller after the Effective Time, including without limitation, special salary payments;

(iii) An amount equal to all mutually agreeable prepaid expenses attributable to the Properties that are paid by Seller or any affiliate of Seller prior to the Closing Date (defined below in Section 7.01) that inure to the benefit of Buyer and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time, including without limitation, prepaid ad valorem, property, production, severance and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom;

(iv) Such increases as are due to an Upward Adjustment, as defined in Section 5.03 below;

(v) Any other amount agreed upon by Seller and Buyer.

(b) The Purchase Price shall be adjusted downward as follows:

(i) Proceeds received by Seller from the sale of oil, gas or other hydrocarbons attributable to the Properties and which are produced after the Effective Time;

(ii) An amount equal to all unpaid ad valorem, property, production, severance and similar taxes and assessments (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom accruing to the Properties prior to the Effective Time;

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(iii) The amount of all mutually agreeable expenditures paid by Buyer for work actually done and performed in connection with the Properties prior to the Effective Time;

(iv) Any reductions for Defective Interests as provided in Article V; and

(v) Any other amount agreed upon by Seller and Buyer.

2.03 - Allocation of Purchase Price. The Purchase Price shall be allocated ("Allocated Value") among the Properties as set forth in Exhibit "C" attached hereto and incorporated herein for all purposes.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

3.01 - Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a) CYMRI, L.L.C., is a Nevada limited liability company, duly organized, validly existing, and in good standing under the laws of Nevada.

(b) Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Seller, the performance by Seller of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the members constituting the Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) This Agreement and the execution and delivery hereof by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

(i) Conflict with, or require the consent of any person under, any of the terms, conditions or provisions of the certificate of formation/articles of organization or other corporate or business entity documents of Seller;

(ii) Violate any provision of, or require any filing, consent, authorization or approval under, any legal requirement applicable to or binding upon Seller;

(iii) Except as listed on Schedule 3.01(c)(iii), Seller is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound or to which any of the Properties is subject;

(iv) Except as listed on Schedule 3.01(c)(iv),Seller has not received written notice of default under any lease, license, contract or other agreement or instrument to which Seller is a signature party or by which it is bound in connection with the Properties; or

(v) Result in the creation or imposition of any lien, charge or other encumbrance upon the assets of Seller.

(d) Seller has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees relating to the transactions contemplated by this Agreement for which Buyer shall have any responsibility whatsoever, and any such obligation or liability that might exist shall be the sole obligation of Seller;

(e) No suit, action or other proceeding is pending before any court or governmental agency to which Seller is a party and which Seller has received written notice and which might result in impairment or loss of Seller's title to any part of the Properties or that might hinder or impede operation of the Properties and no such suit, action or other proceeding is threatened in writing. Seller shall promptly notify Buyer of any such proceeding arising prior to the Closing (defined in Section 7.01).

(f) Seller has received no written notice of any defects in the personal property and fixtures described above to be conveyed to Buyer pursuant to the terms hereof which would prevent the continued operation of the Properties in accordance with prior practice.

(g) Except as listed on Schedule 3.01(g), no written notice has been received by Seller of any claim for royalties due or failure to maintain the Leases in accordance with their terms and provisions. To the best of Seller's knowledge, the Leases have been maintained in full force and effect, and Seller has complied with all Lease terms, covenants and conditions thereof. Seller represents that it holds and will convey merchantable title to the Leases with a working interest and net revenue interest that will not be less than as shown on Exhibits "A" and "B" hereto, covering all depths, and subject only to the enumerated contracts and burdens expressly set forth herein. It is also understood and agreed that the net revenue interests shown on Exhibits "A" and "B" hereto are not subject to any reversionary, back in or other similar rights in favor of a third party, and that the working interests do not bear any costs or expenses in excess of the working interest shown on Exhibits "A" and "B" hereto.

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(h) Seller is not obligated by virtue of any prepayment arrangement under any contract for the sale of hydrocarbons and containing a "take or pay" or similar provision or a production payment or any other arrangement to deliver hydrocarbons produced from the Properties at some future time without then or thereafter receiving full payment therefor, and Seller has not produced a share of gas greater than its ownership percentage and Seller is under no obligation to reduce its share of production under any gas balancing agreement or similar contract to allow under-produced parties to come back into balance, and payments received for gas sold by Seller pursuant to such contracts are current (subject to adjustment in accordance with such contracts) and in accordance with the prices set forth in such contracts.

(i) Except as listed on Schedule 3.01(i), all ad valorem, property, production, severance and similar taxes and assessments based on or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom on the Properties have been properly paid and all such taxes and assessments which become due and payable prior to the Effective Time shall be properly paid by Seller.

(j) Except as listed on Schedule 3.01(j), no written notice has been received by Seller of any violation of the regulations of the Railroad Commission of Texas ("RRC") in regard to the Properties, and to the best of Seller's knowledge, it is in compliance with all rules and regulations of the RRC.

(k) Seller is not a "foreign person" within the meaning of the Internal Revenue Code of 1986, as amended, (hereinafter called the "Code"), Section 1445 and 7701 (i.e. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

(l) Seller binds and obligates itself, its successors and assigns to warrant and forever defend title to the Properties, to the extent of the interests specified in Exhibits "A" and "B," unto Buyer, its successors and permitted assigns, against every person whomsoever lawfully claiming the same or any part thereof by, through or under Seller, but not otherwise, and with full substitution and subrogation.

(m) Except as listed on Schedule 3.01(m), Seller has not received any unresolved written notice from any third party to any agreement or contract affecting the Properties to which Seller is a party which asserts Seller's failure to pay any amounts past due and owing said third party as a result of the operation of the Properties prior to the execution of this Agreement.

(n) Seller has not received any unresolved written notice from any lessor or its successors and assigns of the Leases as a result of any alleged defaults with respect to the Leases.

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(o) Seller has not created any preferential purchase rights under operating agreements to which Seller is a party affecting the Leases that have not been waived, exercised or expired as of the execution of this Agreement.

(p) There are no outstanding authorities for expenditures (AFE's) which Seller has delivered to or received from a third party, but has not responded to.

(q) Seller has not received any unresolved written notice from any third party to any material agreement or contract affecting the Properties to which Seller is a signatory party which asserts that any actions or inactions by Seller constitute a material breach or default under said agreement.

(r) Except as listed on Schedule 3.01(r),Seller has paid all royalties to the mineral interest owners in accordance with the terms of the Leases.

(s) Seller has not received any unresolved written notice from any state or local agency which demands plugging by Seller of any well situated upon the Lands covered by the Leases. All wells situated upon the Lands which have heretofore been plugged and abandoned by Seller have been plugged and abandoned in accordance with applicable requirements of the RRC.

(t) Seller has not made any non-consent elections under operating or other agreements affecting the Leases which have not paid out as of the Effective Time, and Seller will not do so through the Closing Date.

(u) There are no calls on the production from the Properties.

(v) There are no production imbalances affecting the Properties.

(w) Except as listed on Schedule 3.01(w), there are no liens or unpaid bills for labor or material on the Lands that could be perfected into mechanic's and materialmen's liens covering the Properties.

(x) There are no violations of the Environmental Laws (defined below) with respect to the Properties.

(y) All Working Interests (defined below) have achieved after payout status.

(z) No contracts or agreements affect the Properties SAVE AND EXCEPT as shown and described on Exhibit "C" hereto attached (collectively, the "Seller Agreements").

(aa) As to the Leases, no depth severances exist in any of the Properties except as expressly set forth on Exhibits "A" and "B" hereto.

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(bb)Seller has paid all costs and expenses with respect to the Properties, including without limitation, for their development and operations, as of the Effective Date.

3.02 **- Representations and Warranties of Buyer.** Buyer represents and warrants to Seller that:

(a) Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware.

(b) Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery of this Agreement by Buyer, the performance by Buyer of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by the general partner of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) This Agreement and the execution and delivery hereof by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

(i) Conflict with, or require the consent of any person under, any of the terms, conditions or provisions of the Certificate of Formation of Buyer;

(ii) To the best of Buyer's knowledge, violate any provision of, or require any filing, consent, authorization or approval under, any legal requirement applicable to or binding upon Buyer; or

(iii) Conflict with, result in a breach of, constitute a default under (without regard to requirements of notice or the lapse of time or both), accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under any mortgage, indenture, loan, credit agreement or other agreement or instrument evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound or to which any of the Properties is subject.

(d) Buyer has or will have on the Closing Date, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make its payment of the Purchase Price at the Closing.

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(e) To the best of Buyer's knowledge, there is no action, suit, proceeding or governmental investigation or inquiry pending to which Buyer is a party and which Buyer has received actual written notice, or to the knowledge of Buyer, threatened in writing against Buyer or its subsidiaries or any of its properties that might delay, prevent or hinder the consummation of the transactions contemplated hereby.

ARTICLE IV.

COVENANTS

4.01 **- Covenants of Seller**. Seller agrees with Buyer that:

(a) Prior to Closing, Seller will continue to make available to Buyer for examination at a mutually agreeable location, title and other information relating to the Properties and will use reasonable efforts to cooperate with Buyer in Buyer's efforts to obtain, at Buyer's expense, such additional information relating to the Properties as Buyer may reasonably desire. Such information shall include, if such information is in the possession of Seller or if by reasonable efforts such information might be obtained by Seller:

(i) Title opinions, run sheets, and title status reports pertaining to the Properties;

(ii) Copies of Leases, prior conveyances of the Properties, unitization, pooling and joint operating agreements, division and transfer orders, permits, easements, licenses and orders relating to the Properties, mortgages, deeds of trust, security agreements, chattel mortgages, financing statements and other encumbrances not discharged and affecting the title to or the value of the Properties, whether recorded or publicly filed or not;

(iii) Records relating to the payment of ad valorem, property, production, severance, excise and similar taxes and assessments based on or measured by the ownership of the Properties or the production of hydrocarbons or the receipt of proceeds therefrom on the Properties;

(iv) Non-proprietary ownership maps, surveys, logs, engineering and technical data, and the Geological Data and Seismic Data relating to the Properties;

(v) Copies of processing and transportation agreements relating to the Properties;

(vi) Production and operational records relating to the Properties, including filings made with regulatory agencies, including without limitation, the Records;

(vii) Inventories of personal property and fixtures, included in the Properties;

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(viii) Accounting records, including records relating to the payment of rentals, royalties and other payments due under the Leases, relating to the Properties; and

(ix) Lease operating statements (gross) for January 2014 forward, Purchaser settlement statements for the same time periods, and Purchaser agreements/contracts for the wells constituting the Properties.

Seller shall permit Buyer, at Buyer's expense, to inspect and photocopy such available information and records at any reasonable time. Seller shall provide any and all updated abstracts, title opinions or additional title information requested by Buyer, and shall cooperate with Buyer in Buyer's efforts to obtain, at Buyer's expense, such additional title information as Buyer may reasonably deem prudent.

(b) After the Effective Time and prior to Closing Date, Seller has and will continue to cause the Properties to be produced, operated and maintained in a good and workmanlike manner consistent with generally accepted oil and gas industry practices and standards, applicable laws and regulations, will not abandon any of the Properties, will maintain insurance now in force with respect to the Properties, will pay or cause to be paid all costs and expenses in connection therewith, will use commercially reasonable efforts to maintain the Leases and will perform and comply with all the covenants and conditions contained in the Leases and all agreements relating to the Properties; provided, however, in the absence of Buyer's prior written consent, Seller, after the Effective Time and prior to the Closing Date, shall not conduct or authorize any operation on the Leases requiring authority for expenditure approval by working interest owners under applicable operating agreements, or an expenditure of FIVE THOUSAND AND NO/100 DOLLARS ($5,000.00) or more for any single project (except emergency operations, in which case, Seller shall notify Buyer of such emergency operations as soon as possible thereafter regarding the nature of the emergency, cause and action taken by Seller to resolve same). Seller shall also consult with and advise Buyer regarding all material matters concerning the operation, management and administration of the Leases. Seller shall also use reasonable efforts to preserve relationships with all third parties having business dealings with respect to the Properties.

(c) Unless Seller first obtains the prior written consent of Buyer, Seller shall not enter into any new agreements or commitments with respect to Seller's ownership of the Properties, will not modify, terminate or settle any dispute arising out of any of the agreements relating to Seller's ownership of the Properties, and will not encumber, sell, transfer, assign, convey, farmout or otherwise dispose of any of Seller's ownership of the Properties other than personal property which is replaced by property that is equivalent or of better value or consumed in the operation of the Properties.

(d) Seller shall immediately make requests of such third parties in compliance with known and applicable agreements, that any required consents be given or waived and that any preferential rights be waived; provided, however, nothing contained in this Section 4.01(d) shall require Seller to pay money or undertake any additional legal obligation.

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(e) Seller shall permit Buyer's authorized representatives to consult with Seller and its agents and employees during reasonable business hours and to conduct, at Buyer's sole risk, cost and expense, on-site inspections, tests and inventories of the Properties and to inspect, examine and copy all Seismic Data relating to the Properties.

(f) Seller will use commercially reasonable efforts to obtain the satisfaction of the conditions to Closing set forth in Sections 3.01, 4.01 and 6.01 hereof.

(g) Seller shall not solicit from any third party any proposals or offers, or enter into any negotiations relating to the disposition of any of the Properties.

(h) Seller covenants and agrees to provide Buyer contact information for all parties to the Agreements.

4.02 **- Covenants of Buyer**. Buyer covenants and agrees with Seller as follows:

(a) Buyer will use commercially reasonable efforts to obtain the satisfaction of the conditions to Closing set forth in Sections 3.02, 4.02 and 6.02 hereof.

(b) Buyer will have reviewed and approved prior to the Closing Date the following information to its satisfaction:

(i) All available title materials and title status reports pertaining to the Properties; in addition, Buyer will conduct its own independent title review;

(ii) Records relating to the production, history of production and operations, payment of rentals, royalties and other payments due under the Leases; in addition, Buyer will conduct its own independent review of the Properties;

(iii) Copies of all available ownership maps, surveys, logs, engineering and technical data, and Geological Data and Seismic Data relating to the Properties;

(iv) Copies of all available processing and transportation agreements relating to the Properties;

(v) All instruments in the actual possession of Seller, including the Leases, prior conveyances of the Properties, unitization, pooling and joint operating agreements, division and transfer orders, mortgages, deeds of trust, security agreements, chattel mortgages, financing statements and other encumbrances not discharged and affecting the title to or value of the Properties, permits, easements, licenses and orders relating to the Properties, whether or not recorded or publicly filed;

(vi) Production and operational records relating to the Properties, including filings made with regulatory agencies;

(vii) Copies of available inventories of personal property and fixtures included in the Properties;

(viii) Available accounting records relating to the Properties;

(ix) Copies of all consents to assign, if any.

ARTICLE V.

TITLE MATTERS AND DEFECTIVE INTERESTS

5.01 - Defensible Title.

(a) As used herein, the term "Defensible Title" shall mean, as to the Properties and each of them, such title which (i) is free and clear (except for Permitted Encumbrances) of mortgages, liens, abstracts of judgments, security interests, pledges, charges, encumbrances, claims, burdens or defects, and (A) is otherwise only subject to the Seller Agreements, and (B) is not subject to any matters which will result in a breach of any warranty or representation made by Seller hereunder, (ii) entitles Seller to receive not less than the "Net Revenue Interests," set forth in Exhibit "A" and Exhibit "B" hereto (collectively, the "Net Revenue Interests"), of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the Properties; and (iii) does not obligate Seller to bear costs and expenses relating to the maintenance, development and operation of the Properties in an amount greater than the working interests set forth in Exhibit "A" and Exhibit "B" hereto (collectively, the "Working Interests").

(b) The term "Permitted Encumbrances" as used herein shall mean:

(i) Lessors' royalties and overriding royalties as expressly identified in this Agreement so long as the net cumulative effect of such burdens does not reduce the Net Revenue Interests of any of the Properties to less than the Net Revenue Interest set forth in Exhibits "A" and "B";

(ii) Any preferential right to purchase, required third party consent to assignments, or similar third-party right with respect to the Properties as expressly identified in this Agreement, with respect to which (A) a waiver or consent reasonably acceptable to Buyer is obtained from the appropriate party or parties and delivered to Buyer on or before the Closing, (B) the applicable time period for asserting such right has expired prior to Closing without an exercise of such rights, and (C) with respect to consents, is not necessary to the validity of an assignment to Buyer and is not required to be obtained prior to such assignment;

(iii) Liens for taxes or assessments not yet due or not yet delinquent;

(iv) The terms and conditions of the Leases;

(v) To the extent they (a) are filed in the proper public records and disclosed to Buyer prior to the Closing Date by Seller, and (b) will not after Closing materially interfere with Buyer's use, ownership, operations or enjoyment of the Properties, all easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the Properties;

(vi) Rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of any Governmental Authority (defined below); and

(vii) Such Title Defects (defined below) or other defects as Buyer has waived;

(c) The term "Title Defect" as used herein shall mean any encumbrances, encroachment, irregularity, defect in or objection to Seller's title to the Properties that alone or in combination with other defects renders the condition of Seller's title to the Properties to be other than Defensible Title.

(d) The term "Environmental Laws" as used herein shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority pertaining to health of the environment in effect in any and all jurisdictions in which the Properties are located, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and all other environmental, conservation or protection laws as may be in effect or applicable to the Properties now or hereafter. For purposes of this Agreement, the terms "hazardous substance" and "release" (or "threatened release") have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, that (i) in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendments, (ii) to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" which is broader than that

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specified in either CERCLA or RCRA, such broader meaning shall apply, and (iii) the terms "hazardous substance" and "solid waste" shall include all oil and gas exploration and production wastes that may present an endangerment to public health or welfare or the environment, even if such wastes are specifically exempt from classification as hazardous substances or solid wastes pursuant to CERCLA or RCRA or the state analogues to those statutes. For purposes of this Agreement, the term "Governmental Authority" includes the United States, the state, County, city and political subdivisions in which the Properties are located or which exercises jurisdiction over any of the Properties, and any agency, department, commission, board, bureau or instrumentality or any of them which exercises jurisdiction over any of the Properties.

5.02 - ***THIS SECTION INTENTIONALLY DELETED.***

5.03 - Identification of Upward Adjustment. If at least thirty (30) days before Closing Seller notifies Buyer in writing that it will sell the Seller's Remaining Interests to Buyer, if any, above what is described in Exhibits "A" or "B," Buyer and Seller shall endeavor to agree upon an amount by which the Purchase Price shall be increased to reflect such increased value in accordance with Section 2.02 (the "Upward Adjustment"). If Buyer and Seller fail to agree to the Upward Adjustment, Seller shall not sell the Seller's Remaining Interests to Buyer.

5.04 - Title Warranty. Seller is conveying the Properties to Buyer by Special Warranty, by, through and under Seller but not otherwise.

ARTICLE VI.

CONDITIONS TO CLOSING

6.01 - Conditions to the Obligations of Buyer. The obligations of Buyer to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Buyer:

(a) The representations and warranties made herein by Seller shall be correct at and as of the Closing as though such representations and warranties were made at and as of the Closing, and the factual matters contained in any representation and warranty made by Seller shall be true and correct at and as of Closing, and Seller shall have complied with all the covenants hereof required by this Agreement to be performed by it at or prior to the Closing.

(b) The Closing hereunder shall not violate any order or decree of any court, agency, commission, tribunal or other Governmental Authority having competent jurisdiction over the transactions contemplated by this Agreement.

(c) All necessary consents, permissions, notations and approvals by third parties in connection with the sale and transfer of the Properties shall have been received prior to

Closing, except those governmental consents customarily generated and received in the ordinary course of business at a post-closing date.

(d) ***THE SECTION INTENTIONALLY DELETED.***

(e) All transfer orders shall be delivered at Closing in connection with the sale of the Properties.

(f) All liens, if any, shall be released at the Closing in recordable form for filing in the applicable county records and in the offices of the applicable Secretary of State.

6.02- Conditions to the Obligations of Seller. The obligations of Seller to proceed with the Closing contemplated hereby are subject to the satisfaction on or prior to the Closing of all of the following conditions, any one or more of which may be waived, in whole or in part, in writing by Seller:

(a) The representations and warranties made herein by Buyer shall be correct at and as of the Closing as though such representations and warranties were made at and as of the Closing, and Buyer shall have complied with all the covenants hereof required by this Agreement to be performed by it at or prior to the Closing.

(b) The Closing hereunder shall not violate any order or decree of any court, agency, commission, tribunal or other Governmental Authority having competent jurisdiction over the transactions contemplated by this Agreement and to which Seller has been notified.

ARTICLE VII.

CLOSING

7.01 - Closing. Unless the Parties hereto agree otherwise and subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (herein called the "Closing") shall be held at:____.
The date on which the Closing occurs is referred to herein as the "Closing Date." The Closing Date shall be on or before Wednesday, May 20th, 2015.

7.02 - Closing Obligations. At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller shall assign, transfer and convey the Properties to Buyer. Seller shall execute one or more assignments of all or part of the Properties to be conveyed by it as may be reasonably requested by Buyer, in substantially the same form as "Assignment, Bill of Sale and Conveyance" attached hereto as Exhibit "D" and made a part hereof, and deliver same to Buyer, along with the Records, the Geological Data, the Seismic Data,

including without limitation, all geological and geophysical data regarding the Leases and the Lands in the possession of Seller, and all other items constituting the Properties. Seller shall also execute such additional deeds, conveyances and bills of sale as may be necessary to convey the Properties to Buyer, provided that any such additional deeds, conveyances or bills of sale shall warrant title by, through and under Seller only, but not otherwise. In addition to the foregoing, the instruments executed pursuant to this Section 7.02(a) shall be executed in multiple originals and counterparts sufficient to facilitate recording. Seller shall also provide Buyer all partial releases/releases of lien, releases of abstracts of judgment and UCC3 termination statements regarding any of the Properties subject to a lien or security interest on the Closing Date.

(b) Seller and Buyer shall execute and deliver a settlement statement (herein called the "Preliminary Settlement Statement") that shall set forth the Closing Amount (as hereinafter defined) and each adjustment and the calculation of such adjustments used to determine such amount. The term "Closing Amount" shall mean the Purchase Price adjusted as provided in Section 2.02, using for such adjustments the best information (including estimated data) then available.

(c) Buyer shall pay the Closing Amount to Seller by certified check or wire transfer in immediately available funds.

(d) Seller shall deliver to Buyer exclusive possession of the Properties.

(e) ***THIS SECTION INTENTIONALLY DELETED.***

(f) Seller, if it has not previously done so, shall resign as the operator of the Leases, the Wells and the Lands. Furthermore, Seller shall use reasonable efforts to ensure no notice period is required for such resignation. Buyer shall deliver to Seller (i) reasonable evidence of compliance with the requirement of all laws and regulations relating to the transfer of operatorship (including RRC forms P-4) and assumption of responsibility for the plugging and abandoning of the Wells by WEPI, including, as applicable, reasonable evidence that the appropriate bond, surety letter, letter of credit, or other financial security has been accepted by the relevant regulatory agency; and (ii) reasonable evidence that WEPI has, where possible under applicable regulations, obtained all necessary permits or transfers of permits to operate the Leases, the Wells and the Lands.

(g) Seller and Buyer, and to the extent applicable, WEPI, shall execute transfer orders, or letters in lieu thereof, directing all purchasers of production to make payment to Buyer/WEPI, as determined by Buyer, of proceeds attributable to production from the Properties assigned to Buyer.

(h) Seller shall ~~deliver to Buyer and WEPI all sums held in suspense by Seller for any reason together with a report in sufficient detail to allow Buyer to determine the reasons such amounts are held in suspense, and the Properties with respect to which such~~

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~~amounts are held in suspense and will~~ indemnify Buyer for any actions arising from such suspended royalties.

ARTICLE VIII.

OBLIGATIONS AFTER CLOSING

8.01 - Post-Closing Adjustments.

(a) Unless otherwise agreed, as soon as practicable after the Closing, but not later than twenty (20) days after the Closing, Seller and Buyer each shall prepare and deliver to each other, in accordance with this Agreement and generally accepted accounting principles, a statement (herein respectively called "Buyer's Final Settlement Statement" and "Seller's Final Settlement Statement" and collectively the "Final Settlement Statements"), each setting forth each adjustment to Purchase Price that was not finally determined as of the Closing and showing the calculation of such adjustments. As soon as practicable after receipt of such Final Settlement Statements, and no later than forty (40) days after the Closing Date, each Party shall deliver to the other Party a written report containing any changes that each such Party proposes be made to the other Party's Final Settlement Statement. The Parties shall undertake to agree with respect to the amounts due pursuant to such Post-Closing adjustment not later than sixty (60) days after the Closing Date. The final agreed price paid by Buyer to Seller for the Properties after all adjustments is hereinafter referred to as the "Final Purchase Price." The date upon which such agreement is reached, or upon which the Final Purchase Price is established, shall be herein called the "Final Settlement Date."

(b) If the Buyer and Seller are unable to agree upon a Final Purchase Price within sixty (60) days from the Closing Date, Seller and Buyer shall mutually select an independent accounting firm, which firm shall audit the Buyer's Final Settlement Statement and the Seller's Final Settlement Statement and determine the Final Purchase Price. The decision of such independent accounting firm shall be binding on Buyer and Seller, and the fees and expenses of such independent accounting firm shall be borne one-half by each of Buyer and Seller.

8.02 - Sales Taxes and Recording Fees. Buyer shall pay all sales taxes occasioned by the sale of the Properties and all documentary, filing and recording fees required in connection with the recording of any assignments or deeds.

8.03 - Further Assurances. After Closing, Seller and Buyer shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any document, certificate or other instrument delivered pursuant hereto or required by law.

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8.04 **- Buyer's Post-Closing Obligations.** After Closing, Buyer shall have the following obligations ("Assumed Obligations"):

(a) If at any time subsequent to the Closing, Buyer comes into possession of money or property belonging to the Seller, such money or other property shall be promptly delivered to the Seller.

(b) By the consummation of the transactions contemplated hereby, Buyer assumes all duties, obligations and liabilities of the Seller on or after the Closing Date with respect to the Properties, and Buyer will ensure that WEPI, assumes all duties, obligations and liabilities of the operator of the Leases.

8.05 **- Seller's Post-Closing Obligations.** After Closing, Seller shall have the following obligations:

(a) If at any time subsequent to the Closing, Seller comes into possession of money or property belonging to the Buyer, such money or other property shall be promptly delivered to the Buyer.

(b) Except for those matters expressly assumed by Buyer, Seller shall be responsible for and discharge all costs and expenses with respect to the Properties which accrue or relate to the times prior to the Effective Time.

8.06 **Expenses.** Each Party shall be solely responsible for all expenses, including due diligence expenses, incurred by it in connection with the consummation of this transaction.

8.07 **- Effect of Closing and Survival.** The representations, warranties, covenants, and agreements of Buyer included or provided in this Agreement, shall survive the Closing for a period of two (2) years. The representations, warranties, covenants, and agreements of Seller included or provided in this Agreement shall survive the Closing for a period of two (2) years from the Closing Date.

ARTICLE IX.

TERMINATION OF AGREEMENT

9.01 **– Termination not caused by breach**. This Agreement and the transactions contemplated hereby may be terminated in the following instances after notice to the other party in accordance with the terms set forth in Section 11.03 hereof:

(a) By Buyer if the conditions set forth in Section 6.01 are not satisfied or waived on or before the Closing Date;

(b) By Seller if the conditions set forth in Section 6.02 are not satisfied or waived on or before the Closing Date;

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(c) ***THIS SECTION INTENTIONALLY DELETED.***

(d) At any time by the mutual written agreement of Buyer and Seller; or

(e) As otherwise provided by this Agreement.

Notwithstanding any other provision of this Agreement to the contrary, if the Agreement is terminated for any of the above reasons set forth in this Section 9.01, in such event, Buyer shall receive back the Earnest Money as soon as possible, but in no event later than ten (10) days after notice of such termination is received by the other party, and neither party shall then have any further right or obligation hereunder.

9.02 - Termination caused by breach. If Closing does not occur due to Seller's refusal to sell the Properties to Buyer for any reason except (i) Buyer's breach or (ii) the provisions of Section 9.01 above, then Buyer may either (i) enforce specific performance of this Agreement, or (ii) terminate this Agreement and receive back the Earnest Money as soon as possible, but in no event later than ten (10) days after notice of such termination is received by Seller and shall be reimbursed by Seller its actual out-of-pocket expenses incurred in its due diligence. If Closing does not occur due to Buyer's breach of the terms of this Agreement, Seller, may solely terminate this Agreement upon notice to Buyer and have the Earnest Money (defined below) paid to it as agreed liquidated damages and settlement of all claims arising hereunder. Seller shall have no other remedy hereunder.

ARTICLE X.

THE ARTICLE INTENTIONALLY DELETED.

ARTICLE XI.

GENERAL

11.01 - Claims. Buyer shall be entitled to the rights and benefits of all claims Seller has against third parties with respect to the Properties arising out of events occurring on or after the Effective Time. Seller shall cooperate with Buyer in the prosecution of such claims, but Buyer shall bear all expenses related to the prosecution of such claims. Seller retains the rights and benefits of all claims Seller has against third parties with respect to the Properties arising out of events occurring before the Effective Time.

11.02 - Expenses. All fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same including, without limitation, legal and accounting fees, costs and expenses.

11.01 - Notices. The parties hereto agree that the terms of this Agreement shall remain confidential. All communications required or permitted under this Agreement shall be in writing, and any communications hereunder shall be deemed to have been duly made if delivered by (i) hand, (ii) overnight delivery service, (iii) telecopy, (iv) three days after being placed in first class certified mail, postage prepaid, with return receipt requested, or (v) via e-mail followed by regular mail to the following addresses:

All notices to Seller shall be delivered to:

Caprock Oil, Inc.
Attn: D. Hughes Watler, Jr., CFO
11011 Richmond Ave., Suite 525
Houston, TX 77042
hwatler@caprockoil.com

All notices to Buyer shall be delivered to:

Welder Oil & Gas Partnership, LP
Attn: C. Clark Welder
100 W. Olmos Drive
San Antonio, Texas 78212
ccwelder@weldergroup.com

11.02 - Amendments. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

11.03 - Headings. The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

11.04 Time. Time is of the essence as to all requirements under this Agreement.

11.05 - Counterparts. This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument, and facsimile or PDF electronic signatures shall be just as binding as originals.

11.06 - References. References made in this Agreement, including use of a pronoun, shall be deemed to include where applicable, masculine, feminine, singular or plural, individuals, partnerships, limited liability companies or corporations. As used in this Agreement, "person" shall mean any natural person, corporation, partnership, trust, estate or other entity.

11.07 - Governing Law and Venue. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Texas. Venue for any legal proceeding concerning this Agreement or transactions contemplated by this Agreement shall be in San Antonio, Bexar County, Texas.

- Entire Agreement. This Agreement (including the Exhibits hereto) constitutes the entire understanding among the Parties with respect to the subject matter hereof, superseding all

negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

11.11 - Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

11.12 - Assignments. Seller may not assign all or any portion of its respective rights or delegate any portion of its duties hereunder. Buyer may assign all or any portion of its respective rights hereunder to an entity in which Buyer is affiliated or has an interest in same, including without limitation, WEPI.

11.13 - Notices After Closing. Buyer and Seller hereby agree that each Party shall notify the other of its receipt, after the Closing Date, of any instrument, notification or other document affecting the Properties while owned by such other Party.

11.14 - Severability. If a court of competent jurisdiction determines that any clause or provision of this Agreement is void, illegal or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which are determined to be void, illegal or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

11.15 – Property Sales Accounting Agreement. Exhibit "F," attached hereto and incorporated herein for all purposes, is a Property Sales Accounting Agreement between the Parties, which will be completed at Closing.

11.16 – Exhibits. Exhibits to this Agreement are as follows:

Exhibit "A": The Lands and the Leases

Exhibit "B": The Wells

Exhibit "C": The Allocation of Value to the Properties

Exhibit "D": Form of Assignment

Exhibit "E": ***THIS EXHIBIT INTENTIONALLY REMOVED.***

Exhibit "F": Property Sales Accounting Agreement

Schedule 3.01(c)(iii): Notice of Default under any Mortgage, Indenture, Loan etc…

Schedule 3.01(c)(iv): Notice of Default under any Lease, License, Contract etc…

Schedule 3.01(g): Written Notice of any Claim for Royalties Due or Failure to etc…

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Schedule 3.01(i): Schedule of Unpaid Ad Valorem Taxes Which Become Due etc…

Schedule 3.01(j): Written Notice of any Violations of the Regulations of the etc…

Schedule 3.01(m): Written Notice from any Third Party to any Agreement etc…

Schedule 3.01(r): Schedule of Unpaid Royalties Owed to Known Mineral etc…

Schedule 3.01(w): Schedule of Liens or Unpaid Bills for Labor or Materials etc…

11.17 – No Recording. It is understood and agreed that this Agreement shall not be recorded in the Real Property Records of any County Clerk's Office in Texas.

11.18 – Texas Deceptive Trade Practices-Consumer Protection Act. THE PARTIES WAIVE THEIR RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., TEXAS BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF SUCH PARTY'S OWN SELECTION, SUCH PARTY VOLUNTARILY CONSENTS TO THIS WAIVER. SOLELY IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, EACH PARTY HEREBY REPRESENTS AND WARRANTS TO THE OTHER PARTY THAT SUCH PARTY (1) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (2) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREIN AND (3) IS NOT IN SIGNIFICANTLY DISPARATE BARGAINING POSITION

11.19 - Brokerage Commissions. The Parties represent to each other that they have not contacted, contracted with or entered into any agreement with any broker or agent in connection with the sale of the Properties. Seller hereby indemnifies and holds Buyer harmless from any and all real estate commissions, claims for such commissions or similar fees on this transaction arising in any manner out of any commitment or promise or agreement made by Seller. The indemnity obligation set forth herein shall survive the Closing or any termination or cancellation of this Agreement notwithstanding any contrary provision hereof.

*****THE BALANCE OF THIS PAGE INTENTIONALLY LEFT BLANK.*****

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

SELLOR:

CYMRI, L.L.C., A Nevada limited liability company

By: D. Hughes Watler Jr.

Name: D. Hughes Watler, Jr

Title: CFO

BUYER:

WELDER OIL & GAS PARTNERSHIP LP, a Delaware limited partnership

By: **Welder Oil & Gas GP, LLC**
Its: **General Partner**

By: ______________________
Raymond J. Welder, III
Its: Manager

EXHIBIT "A"

Attached to and made a part of that certain Purchase and Sale Agreement dated effective January 1st, 2015 and between CYMRI, L.L.C., as Seller, and WELDER OIL & GAS PARTNERSHIP ~~LP~~, as Buyer.

LIMITED

THE LEASES AND THE LANDS

BEE AND KARNES COUNTY PROPERTIES

1. Oil and Gas Lease, dated February 27, 1947, between W. Phoenix Belknap, Jr., as Lessor and Stanoland Oil and Gas Company, as Lessee, covering 407.32 acres recorded in Volume 158, Page 487 et seq., Deed Records, Karnes County, Texas

2. Oil and Gas Lease, dated April 17, 1942, between C. J. Overby, et ux, as Lessor, and J. S. Pickett, as Lessee, covering 253.37 acres recorded in Volume 126, Page 403 et seq., Deed Records, Karnes County, Texas.

3. Oil and Gas Lease, dated November 7, 1934, between Ruth Powell, as Lessor, and J. S. Pickett, as Lessee, covering 308.11 acres recorded in Volume 130, Page 283 et seq., Deed Records, Karnes County, Texas.

4. Oil and Gas Lease, dated October 5, 1934, between Albert Lyons, et al, as Lessors, and John A. Thompson, as Lessee, covering 1,026.75 acres recorded in Volume 103, Page 47 et seq., Deed Records, Karnes County, Texas.

5. Oil and Gas Lease, dated January 26, 1944, between Ruth Powell, as Lessor, and F. F. Scheig, as Lessee, covering 158.11 acres recorded in Volume 143, Page 573 et seq., Deed Records, Karnes County, Texas.

6. Oil and Gas Lease, dated February 25, 1935, between W. W. Boyce and wife, Sally S. Boyce, as Lessor, and Luling Oil and Gas Company, as Lessee covering 500 acres recorded in Volume 106, Page 86 et seq., Deed Records, Karnes County, Texas.

7. Oil, Gas and Mineral Lease, dated September 22, 1939, between Mary E. Choate, as Lessor, to J. V. Adams, as Lessee, covering 1,634.42 acres LESS & EXCEPT: (a) two (2) forty (40) acre tracts in the form of a square around producing gas wells reserved in Assignment from United Producing Company, et al, to Geo. W. McMurry Drilling Company prior to April 13, 1938; (b) that property known as the Thomas Toby Survey

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Assignment from United Producing Company, et al, to Geo. W. McMurry Drilling Company prior to April 13, 1938; (b) that property known as the Thomas Toby Survey a/k/a the Snider-Pelligrini Survey, granted to Thomas Toby by virtue of Land Script No. 481, issued by the Republic of Texas, dated December 20, 1886 containing 320 acres, more or less; AND (c) a strip 280' by 660' described in instrument dated May 14, 1938 from Mary E. Choate to Geo. W. McMurry Drilling Co et al recorded in Vol. 114, Pg. 242 Deed Records LEAVING 1,230.18 acres subject to this lease which is recorded in Volume 113, Page 537 et seq., Deed Records, Karnes County, Texas.

8. Oil and Gas Lease, dated February 13, 1942, between E. P. Ruhman, Sr., et ux, as Lessor, and J. S. Pickett, as Lessee, covering 175 acres recorded in Volume 126, Page 170 et seq., Deed Records, Karnes County, Texas.

9. Oil and Gas Lease, dated January 21, 1943, between E. P. Ruhman, Sr., et ux, as Lessor, and J. S. Pickett, as Lessee, covering 80 acres recorded in Volume 130, Page 615 et seq., Deed Records, Karnes County, Texas.

10. Oil and Gas Lease, dated January 10, 1947, between E. J. Spielhagen, et ux, as Lessor, and Standoland Oil and Gas Company, as Lessee, covering 244 acres recorded in Volume 158, Page 395 et seq., Deed Records, Karnes County, Texas.

11. Oil and Gas Lease, dated May 25, 1943, between J. E. Steed, et ux, as Lessor, and R. F. Scheig, as Lessee, covering 219.75 acres recorded in Volume 140, Page 91 et seq., Deed Records, Karnes County, Texas.

12. Surface Deed, dated January 25, 1963, between Oil Colony Trust Company, a corporation, and Charles B. Barnes, as Trustees under the Will of Waldron Phoenix Belknap, Jr., deceased, joined by the President and Fellows of Harvard College, collectively as Grantors, to Pan American Petroleum Corporation, as Grantee, covering 8.55 acres recorded in Volume 314, Page 119 et seq., Deed Records, Karnes County, Texas.

Instrument numbers 1. through 12. above being all of those certain properties described in that certain Assignment of Oil and Gas Leases, dated effective July 1, 2001, from JKJ Energy, LLC to The CYMRI Corporation, recorded in Volume 762, Page 45 et seq., of the Official Records, Karnes County, Texas.

13. Oil, Gas and Mineral Lease, dated November 14, 1929, between Phoebe McKinney, a femme sole, as Lessor, and William F. Morgan, as Lessee, covering 878.58 acres recorded in Volume 87, Page 37 et seq., Deed Records, Karnes County, Texas and

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Volume 78, Page 510 et seq., Deed Records, Bee County, Texas, insofar and only insofar as said lease covers the "oil rights" below 4,000 feet subsurface.

Instrument number 13. above being all of those certain properties described in that certain Assignment and Bill of Sale, dated effective November 1, 2003, from Ben F. Vaughan, III, et al, to The CYMRI Corporation, filed for record on October 20, 2004, as Document # 00067742, in Volume 809, Page 755 et seq., Official Public Records, Karnes County, Texas and filed for record on October 28, 2014, as Document # 186720, in Volume 988, Page 212 et seq., Official Public Records, Bee County, Texas.

****** END OF BEE AND KARNES COUNTY PROPERTIES ******

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JIM WELLS AND DUVAL COUNTY PROPERTIES

1. Oil and Gas Lease dated July 16, 1980, from Patricia G. Longoria et al., Lessors, to Robert E. Kibbe, as Lessee, recorded in Volume 220, Page 1 et seq., Oil and Gas Lease Records, Jim Wells County, Texas, covering 106.52 acres, more or less, described as Share No. 3 set aside to Francisco L. Garcia in Partition Deed dated May 1, 1957, recorded in Volume 177, Page 136 et seq., Deed Records, Jim Wells, County, Texas

2. Oil and Gas Lease dated June 22, 1988, from Russell G. Pierce et al., Lessors, to W. M. Laughlin, Lessee, recorded in Volume 285, Page 640 et seq., Oil and Gas Lease Records, Jim Wells County, Texas covering 230 acres, more or less, being all of Lots 3, 5, 6, 7, 8, 9, 10, 11, 12, 14, 19, 20, 21, 22, 23, 24, 25, 26, 27, 28, 29, 30, 35, 36, 37, 38, 39, 40, 41, 42, 43, 44, 46, 47, 51, 52, 53, 54, 55, 56, 58, 59, 60, 61, and 62 situated in Section 52 of the R. P. Haldeman Subdivision of Seeligson Ranch as shown by the plat of record in Volume 1, Page 95 transcribed Map Records in the office of the Jim Wells County Clerk, to which record reference is here made for all purposes.

3. Oil and Gas Lease dated June 22, less. from Marguerite Scales Laughlin, Individually as an Independent Executrix of the Estate of C. Woodrow Laughlin, Deceased, Lessors to Robert E. Kibbe, Lessee, recorded in Volume 285, Page 713 et seq., Oil and Gas Lease Records, Jim Wells County, Texas covering 120 acres, more or less, being all of Lots 99, 100, 101, 102, 103, 104, 105, 106, 107, 108, 109, 110, 115, 116, 117, 118, 119, 120, 121, 122, 123, 124, 125 and 126, in Section 61 of the R. P. Haldeman Subdivision of the Seeligson Ranch, Jim Wells, County, Texas.

4. Oil and Gas Lease dated June 5, 1989, from Lonnie Livingston et al., Lessors, to Robert E. Kibbe, Lessee, recorded in Volume 289, Page 173 et seq., Oil and Gas Lease Records, Jim Wells County, covering 31.11 acres, more or less, being all of Lot 23 and the West 1/2 of Lot 22, Block 27 of the Seeligson Tract and being the same land described in the Warranty Deed dated November 24, 1941 from John Hugo et al., to H. A. Livingston, recorded in Volume 73, Page 629 of the Deed Records in Jim Wells County, Texas.

5. Oil and Gas Lease dated April 19, 1989, from Pansy Hornsby, et al., Lessors, to Robert E. Kibbe, Lessee, recorded in Volume 288, Page 837 et seq., Oil and Gas Lease Records, Jim Wells County, Texas, covering 34.67 acres, more of less, being Lot 24 and 25 Section 27 Haldeman Subdivision of the Seeligson Ranch Jim Wells County, Texas and being the same tract of land described in Deed dated August 9, 1938 from G. H. Sanford to C. H. Hornsby recorded in Volume 64, Page 38, Deed Records, Jim Wells County, Texas.

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6. Oil and Gas Lease dated July 6, 1955, from G. A. Parr et al, Lessors to Phillips Petroleum Company, a Delaware Corporation, Lessee, recorded in Volume 126, Page 461 at seq., Deed Records, Duval County, Texas, covering 464.31 acres, more of less, being Blocks twenty-five (25), twenty-nine (29), fifteen (15), thirty-one (31), thirteen (13), and thirty-three (33) of the Parr and Moffett Subdivision of the Oil, Gas and other Minerals in and under a tract of 2,635.29 acres of land out of the La Huerte Grant, A-227, Duval County, Texas as shown by a plat thereof dated June 20, 1955 prepared by W. S. Embry, Surveyor, and filed for record on Plat No. 56, Second Side of the Plat or Map Records of Duval County, Texas, to which plat and its record reference is here made for all purposes.

7. Assignment and Conveyance dated March 28, 1979 from HNG Oil Company et al., Assignors, to Robert Kibbe, Assignee, recorded in Volume 285, Page 387, Oil and Gas Lease Records, Duval County, Texas, covering 2,037.99 acres, more of less, being Blocks 2, 4 through 16 inclusive, 18, 20, 22, 24, 26, and 28 through 33, inclusive of the Parr and Moffett Subdivision of the Oil, Gas and other Minerals in and under a tract of 2,635.29 acres of land out of the La Huerte Grant, shown by a plat thereof prepared by W. S. Embry, Surveyor, and filed for record in the office of the County Clerk of Duval County, Texas, to which plat and its record reference is here made for all purposes.

8. Oil and Gas Lease dated July 6, 1955, from G. A. Parr et al., Lessors, to Sunray Mid-Continent Oil Company, Lessee, covering 724.33 acres recorded in Volume 127, Page 259 et seq., Oil and Gas Lease Records, Duval County, Texas, ONLY INSOFAR as said lease covers and applies to 358.31 acres, more of less, being Blocks 1, 3, 21, 23 and 27 of the Parr and Moffett Subdivision of the Oil, Gas and other Minerals in and under a tract of 2,635.29 acres of land out of the La Huerte Grant, shown by a plat thereof prepared by W. S. Embry, Surveyor, and filed for record in the office of the Count Clerk of Duval County, Texas, to which plat and its record reference is here made for all purposes.

9. Oil and Gas Lease dated April 25, 1984, from H. E. Moos et al., Lessors, to Robert E. Kibbe, Lessee, recorded in Volume 374, Page 419 et seq., Oil and Gas Lease Records, Duval County, Texas, covering 160 acres, more or less, being all of Blocks 17 and 19 of the Parr and Moffett Subdivision of the Oil, Gas and other Minerals in and under a tract of 2,635.29 acres of land out of the La Huerte Grant, shown by a plat thereof prepared by W. S. Embry, Surveyor, and filed for record in the office of the Count Clerk of Duval County, Texas, to which plat and its record reference is here made for all purposes..

10. Oil and Gas Lease dated October 17, 1984 from Eusebio S. Perez et al., Lessors, to Robert E. Kibbe, Lessee, recorded in Volume 264, Page 106 et seq., Oil and Gas Lease Records, Jim Wells County, Texas, covering Thirty (30) acres, more or less, being all of Lots 55, 56, 57, 58, 40 and 41 of Section 60, R. P. Haldeman Subdivision of the Seeligson Ranch, Jim Wells County, Texas.

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11. Oil and Gas Lease dated October 17, 1984 from Amanda S. Perez et al., Lessors, to Robert E. Kibbe, Lessee, recorded in Volume 264, Page 110 et seq., Oil and Gas Lease Records, Jim Wells County, Texas, covering Twenty (20) acres, more or less, being all of Lots 39, 42, 71 and 74 of Section 60, R. P. Haldeman Subdivision of the Seeligson Ranch, Jim Wells County, Texas.

12. Oil and Gas Lease dated December 31, 1984 from Gary Dennis Middleton, Lessor, to Robert R. Kibbe, Lessee, recorded in Volume 270, Page 16 et seq., Oil and Gas Lease Records, Jim Wells County, Texas, covering Forty (40) acres, more or less, being all of Lots 23, 24, 25, and 26 in Section 60, and all of Lots 33, 34, 47, and 48 in Section 61, R. P. Haldeman Subdivision of the Seeligson Ranch, Jim Wells County, Texas.

13. Oil and Gas Lease dated December 31, 1984 from Jo Ann Duerksen Westberg et al., Lessors, to Robert E. Kibbe, Lessee, recorded in Volume 270, Page 7 et seq., Oil and Gas Lease Records, Jim Wells County, Texas, covering Forty (40) acres, more or less, being all of Lots 23, 24, 25, and 26 of Section 60, and all of Lots 33, 34, 47, and 48 in Section 61, R. P. Haldeman Subdivision of the Seeligson Ranch, Jim Wells County, Texas.

14. Oil and Gas Lease dated February 6, 1987 from Billie Louise Westerholm et al., Lessors, to Robert E. Kibbe, Lessee, recorded in Volume 281, Page 475 et seq., Oil and Gas Lease Records, Jim Wells County, Texas, covering Sixty (60) acres, more or less, being all of Lots 73, 78, 83, 84, 85, 86, 87, 88, 89, 90, 91, and 92 in Section Fifty-Two (52) of the R. P. Haldeman Subdivision, Jim Wells County, Texas.

15. Oil and Gas Lease dated August 12, 1941 from A. A. Seeligson et al., Lessors, to T. F. Murchison, Lessee, recorded in Volume 33, Page 561 et seq., Oil and Gas Lease Records, Jim Wells County, Texas, covering 120 acres, more or less, being all of Lots 40, 41, 56, 57, 69 to 76, both inclusive, 85 to 92, both inclusive, 104, 105, 120 and 121 in Section No. 77 of the R. P. Haldeman Subdivision of the Seeligson Ranch as per recorded plat, Jim Wells County, Texas.

16. Oil and Gas Lease dated October 30, 1931, from A. W. Seeligson et al., Lessors, to Vacuum Oil Company, Inc., Lessee, covering 417 acres of land in the R. P. Haldeman's Subdivision of the Seeligson Ranch as recorded in Book One (1) Pages 8-57 of the Transcribed Map Records of Jim Wells County, Texas recorded in Volume 46, Page 314 et seq., Deed Records, Jim Wells County, Texas, INSOFAR AND ONLY INSOFAR as to 137 acres, more or less, being all of Section 70 of the said R. P. Haldeman's Subdivision of the Seeligson Ranch which is in the B.S. and F. Survey 285 and the S.K. and K. Survey 215. (Note: Section 70 is irregular in shape.)

17. Oil and Gas Lease dated May 28, 1931, between J. H. Edwards, at al., Lessors, to Vacuum Oil Company, Lessee, recorded in Volume 41, Page 273, Deed Records, Jim

2-JJ

Wells County, Texas covering Lots 7 and 8 of Section 78 in the R.P. Haldeman Subdivision of the Seeligson Ranch as recorded in Book 1, Pages 8-57 of the Transcribed Map Records of Jim Wells County, Texas and containing Ten (10) acres, more or less.

18. Oil and Gas Lease dated September 23, 1931, between Casper Czizek, et al., Lessors to Vacuum Oil Company, Lessee, recorded in Volume 41, Page 266, Deed Records, Jim Wells County, Texas, covering Lots 13 and 14 of Section 78 in the R.P. Haldeman Subdivision of the Seeligson Ranch as recorded in Book 1, Pages 8-57 of the Transcribed Map Records of Jim Wells County, Texas and containing Ten (10) acres, more or less.

19. Oil and Gas Lease dated May 29, 1931, between A. A. Devantier, et al., Lessors, to Vacuum Oil Company, Lessee, recorded in Volume 41, Page 270, Deed Records, Jim Wells County, Texas, covering Lots 5 and 6 of Section 78 in the R.P. Haldeman Subdivision of the Seeligson Ranch as recorded in Book 1, Pages 8-57 of the Transcribed Map Records of Jim Wells County, Texas and containing Ten (10) acres, more or less.

20. Oil and Gas Lease dated April 29, 1931, between George Mehl, Lessor, to Vacuum Oil Company, Lessee, recorded in Volume 41, Page 283, Deed Records, Jim Wells County, Texas, covering Lots 19, 20, 21, 22, 23 and 24 of Section 78 in the R.P. Haldeman Subdivision of the Seeligson Ranch as recorded in Book 1, Pages 8-57 of the Transcribed Map Records of Jim Wells County, Texas and containing Thirty (30) acres, more or less.

21. Oil and Gas Lease dated April 29, 1931, between O. E. Mehl et ux., Lessors, to Vacuum Oil Company, Lessee, recorded in Volume 41, Page 282, Deed Records, Jim Wells County, Texas, coveting Lots 25, 26, 27, 28, 29, 30, 31, and 32 of Section 78 in the R.P. Haldeman Subdivision of the Seeligson Ranch as recorded in Book 1, Pages 8-57 of the Transcribed Map Records of Jim Wells County, Texas and containing Forty (40) acres, more or less.

22. Oil and Gas Lease dated July 15, 1931, between J. C. Storm, Lessor, to Vacuum Oil Company, Lessee, recorded In Volume 41, Page 292, Deed Records, Jim Wells County, Texas, covering Lots 15 and 16 of Section 78 in the R.P. Haldeman Subdivision of the Seeligson Ranch as recorded in Book 1, Pages 8-57 of the Transcribed Map Records of Jim Wells County, Texas and containing Ten (10) acres, more or less.

23. Oil and Gas Lease dated May 29, 1931, between Walter J. Dalby, et ux., Lessors, to Vacuum Oil Company, Lessee, recorded in Volume 41, Page 357, Deed Records, Jim Wells, County, Texas, covering Lots 9 and 10, of Section 78 in the R.P. Haldeman Subdivision of the Seeligson Ranch as recorded in Book 1, Pages 8-57 of the Transcribed Map Records of Jim Wells County, Texas and containing Ten (10) acres, more or less.

24. Oil and Gas Lease dated February 10, 1932, between Chas. F. Wunderlin, Lessor, to

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Magnolia Petroleum Company, Lessee, recorded in Volume 41, Page 356 Deed Records, Jim Wells County, Texas, covering Lots 17 and 18 of Section 78 in the R.P. Haldeman Subdivision of the Seeligson Ranch as recorded in Book 1, Pages 8-57 of the Transcribed Map Records of Jim Wells County, Texas and containing Ten (10) acres, more or less.

25. Oil and Gas Lease dated July 10, 1931, between Walter N. Trombly, Lessor, to Vacuum Oil Company, Lessee, recorded in Volume 41, Page 330, Deed Records, Jim Wells County, Texas covering Lots 11 and 12 of Section 78 in the R.P. Haldeman Subdivision of the Seeligson Ranch as recorded in Book 1, Pages 8-57 of the Transcribed Map Records of Jim Wells County, Texas and containing Ten (10) acres, more or less.

26. Oil and Gas Lease dated July 3, 1931, between Emma M. Angell, Lessor, to Vacuum Oil Company, Lessee, recorded In Volume 41, Page 303, Deed Records, Jim Wells County, Texas, covering Lots 1, 2, 3, and 4 of Section 78 in the R.P. Haldeman Subdivision of the Seeligson Ranch as recorded in Book 1, Pages 8-57 of the Transcribed Map Records of Jim Wells County, Texas and containing Twenty (20) acres, more or less; and as described in Assignments recorded in Volume 233 Pages 325-367, and in Volume 288, Pages 643 et seq., 748 et seq., 756 et seq., 764 et seq., 772 et seq., 780 et seq., and 784 et seq. of the Oil and Gas Lease Records, Jim Wells County, Texas. (covering ((1)) OGML dated March 31, 1941 from Magnolia/Sinclair to Joy McCartnery recorded at 33/343; and, ((2)) OGML dated August 12, 1941 from A. A. Seeligson, et al, to T. F. Murchison recorded at 33/561).

27. Oil and Gas Lease dated March 14, 1990, between Roberta Engelking, Lessor, to Robert E. Kibbe, Lessee, recorded in Volume 291, Page 483 et seq., Oil and Gas Lease Records, Jim Wells County, Texas, covering 280 acres, more or less, being:

Tract 1. 170 acres being all Lots 3, 4, 7, 8, 9,10, 13, 14, 19, 20, 23, 24, 29, 30, 32, 33, 35, 36, 41, 42, 43, 45, 46, 47, 50, 51, 52, 54, 55, 58, 63, 64, 65, and 66;

Tract 2. 50 acres being all of Lots 5, 6, 11, 12, 21, 22, 26, 27, 37 and 38;

Tract 3. being all of my 60 acres in Farm Tract Nos. 73, 74, 75, 76, 77, 78, 79, 82, 83, 84, 85, 86, 87, 88, 89, 90, 92, 93, 94, 95, 98, 99, 100, 101, 102, 103, 104, all in Section 81 of the R. P. Haldeman Subdivision of the Seeligson Tract, Jim Wells County, Texas.

28. Oil and Gas Lease dated January 10, 1988, from Marguerite Scales Laughlin, Individually and as an Independent Executrix of the Estate of C. Woodrow Laughlin, Deceased, Lessors to Robert E. Kibbe, Lessee, recorded In Volume 285, Page 707, Oil and Gas Lease Records, Jim Wells County, Texas, covering 50 acres, more or less, described as Lots 63, 65, 66, 79, 80, 81, 82, 94, 95 and 96 in Section 61 of the R. P.

Haldeman Subdivision of the Seeligson Ranch, Jim wells County, Texas.

29. Oil and Gas Lease dated May 5, 1923, from Arthur A. Seeligson, et al, Lessors to T. B. Slick, Lessee, recorded In Volume 22, Page 400, Deed Records, Jim Wells County, Texas, INSOFAR AND ONLY INSOFAR as said lease covers 354.13 acres, more or less, being all of Tracts 5 and 6 of Block 4; all of Tract 3 and the north 42.74 acres of Tract 4 of Block 4-A of the subdivision of the Jaboncillos Ranch in the J. H. Houghton Survey 286 and the J. F. Dun Survey 216, Jim Wells County, Texas which includes the A. A. Seeligson Wells No. 185 and No. 182.

****** END OF JIM WELLS AND DUVAL COUNTY PROPERTIES ******

*****THIS EXHIBIT "A" TO THE PSA SHALL ALSO CONSTITUTE THE EXHIBIT "A" REFERRED TO IN EXHIBT "D" "FORM OF ASSIGNMENT AND BILL OF SALE" HERETO ATTACHED.*****

EXHIBIT "B"
THE WELLS

Attached to and made a part of that certain Purchase and Sale Agreement dated effective January 1st, 2015 and between CYMRI, L.L.C., as Seller, and WELDER OIL & GAS PARTNERSHIP LP, as Buyer.

API#	Lease	Well#	County	State	W.I.	NRI	Depth	Operator	Status
42-255-01106	B. U. Luling-Boyce	B26	Karnes	TX	100%		6,838	Cymri, LLC	Inactive
42-255-01190	Belknap, W. P.	6	Karnes	TX	100%		6,493	Cymri, LLC	Inactive
42-255-01191	Belknap, W. P.	7	Karnes	TX	100%		4,185	Cymri, LLC	Inject/Oil
42-255-01187	Belknap, W. P.	3T	Karnes	TX	100%		4,160	Cymri, LLC	Inject/Oil
42-255-01192	Belknap, W. P.	8L	Karnes	TX	100%		6,787	Cymri, LLC	Inject/Oil
42-249-31611	Garcia, Maclovio Heirs	1	Jim Wells	TX	100%	78.477%	5,164	Cymri, LLC	Producing/Oil & Gas
42-249-02494	Isham	10	Jim Wells	TX	100%		3,474	Cymri, LLC	Inactive
42-249-02500	Isham	12	Jim Wells	TX	100%		3,370	Cymri, LLC	Inactive
42-249-31712	Isham	13	Jim Wells	TX	100%	78.803%	3,620	Cymri, LLC	Inactive
42-249-31784	Isham	14	Jim Wells	TX	100%	78.803%	3,685	Cymri, LLC	Producing/Oil
42-131-37000	Kibbe-Moos, Anna	20	Duval	TX	80%	62.917%	5,552	Cymri, LLC	Producing/Oil & Gas
42-131-37109	Kibbe-Moos, Anna -A-	21	Duval	TX	80%	56.525%	5,540	Cymri, LLC	Producing/Oil & Gas
42-131-37326	Kibbe-Moos, Anna -A-	23	Duval	TX	80%	56.525%	5,501	Cymri, LLC	Producing/Oil & Gas
42-131-36875	Kibbe-Moos, Anna -B-	19	Duval	TX	85%	60.488%	5,550	Cymri, LLC	Producing/Oil & Gas
42-131-37407	Kibbe-Moos, Anna -S-	24	Duval	TX	80%		5,550	Cymri, LLC	Inactive
42-249-32129	Livingston Unit	1	Jim Wells	TX	100%		5,000	Cymri, LLC	Inactive
42-255-01159	Lyons, Annie Lee	10	Karnes	TX	100%		6,507	Cymri, LLC	Inactive
42-255-01078	Lyons, Annie Lee	13	Karnes	TX	100%		6,800	Cymri, LLC	Inject/Oil
42-255-01080	Lyons, Annie Lee	15	Karnes	TX	100%	75.000%	6,604	Cymri, LLC	Shut-in
42-255-01361	Lyons, Annie Lee	25	Karnes	TX	100%	75.000%	6,526	Cymri, LLC	Producing/Oil & Gas
42-255-01365	Lyons, Annie Lee	26	Karnes	TX	100%		4,154	Cymri, LLC	Inject/Oil
42-131-10894	Moos, H. E. & H. A., -A-	12	Duval	TX	80%	58.608%	3,129	Cymri, LLC	Producing/Oil
42-131-11004	Moos, H. E. & H. A., -A-	13	Duval	TX	80%	58.608%	3,102	Cymri, LLC	Inactive
42-131-10789	Moos, H. E. & H. A., -B-	6	Duval	TX	85%	58.608%	3,122	Cymri, LLC	Inactive
42-131-10977	Moos, H. E. & H. A., -B-	9	Duval	TX	85%		3,075	Cymri, LLC	Inactive
42-131-36467	Moos, H. E. & H. A., -B-	17	Duval	TX	85%	60.488%	3,050	Cymri, LLC	Inactive
42-255-01171	Overby, C. J.	1	Karnes	TX	100%		6,802	Cymri, LLC	Shutin
42-255-01172	Overby, C. J.	2	Karnes	TX	100%	80.521%	6,784	Cymri, LLC	Inactive
42-255-01174	Overby, C. J.	4	Karnes	TX	100%	80.521%	6,790	Cymri, LLC	Producing/Oil & Gas
42-255-01065	Pan American-Spielhagen	4	Karnes	TX	100%		6,848	Cymri, LLC	Inactive
42-249-31898	Perez Heirs, Etal	2	Jim Wells	TX	100%		4,725	Cymri, LLC	Inactive
42-249-32101	Perez, Amanda	1	Jim Wells	TX	100%		5,850	Cymri, LLC	Inactive
42-249-31872	Perez-Duerkson Unit	1	Jim Wells	TX	100%	75.825%	5,461	Cymri, LLC	Inactive
42-249-02552	Premont Field Unit 2	8	Jim Wells	TX	100%	87.500%	3,820	Cymri, LLC	Shut-in
42-249-32142	Seeligson "SK"	1	Jim Wells	TX	100%		3,895	Cymri, LLC	Inactive
42-249-02545	Seeligson Unit 2	4	Jim Wells	TX	100%	87.500%	4,613	Cymri, LLC	Producing/Oil
42-249-02536	Seeligson, A. A.	182	Jim Wells	TX	100%		4,404	Cymri, LLC	Inject/Gas
42-249-02537	Seeligson, A. A.	185	Jim Wells	TX	100%		3,290	Cymri, LLC	Inject/Gas
42-249-31628	Seeligson, A. A. "A"	6	Jim Wells	TX	100%	78.281%	3,610	Cymri, LLC	Producing/Gas
42-249-31689	Seeligson, A. A. "A"	8	Jim Wells	TX	100%	78.281%	3,806	Cymri, LLC	Producing/Oil
42-249-32038	Seeligson, A. A. "A"	9	Jim Wells	TX	100%	78.281%	3,500	Cymri, LLC	Producing/Oil
42-249-31659	Seeligson, A. A. "A"	7A	Jim Wells	TX	100%	78.281%	3,350	Cymri, LLC	Producing/Oil
42-249-32166	Seeligson, S.K.	3	Jim Wells	TX	100%		5,600	Cymri, LLC	Inactive
42-249-32176	Seeligson, S.K.	4	Jim Wells	TX	100%		3,488	Cymri, LLC	Inactive
42-255-30114	Spielhagen	1F	Karnes	TX	100%	87.500%	6,800	Cymri, LLC	Inactive
42-255-01030	Spielhagen, Inez	3	Karnes	TX	100%	65.625%	6,952	Cymri, LLC	Producing/Oil & Gas
42-255-01156	Steed, J. E.	5	Karnes	TX	100%		6,685	Cymri, LLC	Inactive
42-255-01142	Steed, J. E.	2C/2T	Karnes	TX	100%	66.953%	6,764	Cymri, LLC	Producing/Oil
42-249-31324	Westerholm	1	Jim Wells	TX	100%	88.250%	3,820	Cymri, LLC	Producing/Oil
42-131-38658	Parr Kibbe	1	Duval	TX	ORRI	1.500%	N/A	Hilcorp Energy	Producing/Gas
42-131-38776	Parr Kibbe Molina	1	Duval	TX	ORRI	0.500%	N/A	Hilcorp Energy	Producing/Gas
42-131-38629	Parr Sunray	1	Duval	TX	ORRI	1.000%	N/A	Hilcorp Energy	Producing/Gas

EXHIBIT "C"

ALLOCATION OF VALUE TO THE PROPERTIES

Attached to and made a part of that certain Purchase and Sale Agreement dated effective January 1st, 2015 and between CYMRI, L.L.C., as Seller, and WELDER OIL & GAS PARTNERSHIP LP, as Buyer.

FIELD	ALLOCATION FOR LEASEHOLD & PRODUCTION
All leases, fields, properties located in Bee County, Texas.	$1,495,439.06
All leases, fields, properties located in Jim Wells County, Texas.	$747,719.53
All leases, fields, properties located in Duval County, Texas.	$747,719.53
GRAND TOTAL:	$2,990,878.12

JH

EXHIBIT "D"

FORM OF ASSIGNMENT AND BILL OF SALE

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

STATE OF TEXAS	§
COUNTIES OF BEE, DUVAL, KARNES & JIM WELLS	§

THIS ASSIGNMENT AND BILL OF SALE ("Assignment") is made and entered into effective January 1st 2015 at 12:01 a.m. Central Standard Time (the "Effective Time") by and between between CYMRI, L.L.C., A Nevada limited liability company (F/K/A THE CYMRI CORPORATION, a Texas corporation), whose mailing address is Three Riverway, Suite 1590, Houston, TX 77056, hereinafter collectively referred to as "Assignor," and WELDER OIL & GAS PARTNERSHIP LP, a Delaware limited partnership, whose mailing address is: 100 W. Olmos Drive, San Antonio, Texas 78205, hereinafter referred to as "Assignee."

WITNESSETH:

WHEREAS, Assignee desires to purchase from Assignor, and Assignor desires to sell to Assignee the oil and gas properties, rights and interests described below (collectively, the "Properties");

NOW, THEREFORE, for and in the consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and subject to the terms, hereinafter set forth, Assignor does hereby grant, bargain, sell, assign and convey unto Assignee all of Assignor's right, title and interest in, to and under, or derived from the Properties, which are described in paragraphs (a) through (d) below:

PROPERTIES

(a) All of Assignor's right, title and interest in and to the oil and gas leases in Bee, Duval, Karnes and Jim Wells Counties, Texas as described in Exhibit "A," attached hereto and incorporated herein for all purposes (collectively, the "Leases") including all lands covered by the Leases (collectively, the "Lands"), and all of Assignor's right, title and interest in and to (i) all rights, privileges, benefits, and powers conferred upon the holder of the Leases with respect to the use and occupation of the surface of the Lands that may be necessary, convenient, or incidental to the possession and enjoyment of the Leases, (ii) all rights with respect to any pooled or unitized acreage located in whole or in part

within the Lands by virtue of the Leases, including rights to production from the pool or unit allocated to any Lease being a part thereof, regardless of whether such production is from the Lands, (iii) all rights, options, titles, and interests of Assignor granting Assignor the right to obtain, or otherwise earn interests within the Lands, and (iv) all tenements, hereditaments, and appurtenances belonging to any of the foregoing;

(b) All of Assignor's right, title and interest in and to all permits, licenses, servitudes, rights-of-way, division orders, natural gas purchase and sale agreements, crude oil purchase and sale agreements, surface leases, farmin agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, joint operating agreements, unit agreements, processing agreements, options, leases of equipment or facilities, and other contracts, agreements, and rights that are owned by Assignor in whole or in part, and that are appurtenant to the Properties or used or held for use in connection with the ownership or operation of the Properties or with the production, treatment, sale, or disposal of water, hydrocarbons and associated substances therefrom or thereon;

(c) All of Assignor's right, title and interest in and to all of the real, personal and mixed property located on and used in the operation of the Properties owned by Assignor in whole or in part or credited to the joint account of Assignor including, but not limited to (i) the wells (collectively, the "Wells") described in Exhibit "B" attached hereto and incorporated herein for all purposes, all wellhead equipment, fixtures (including, but not limited to, field separators and liquid extractors), pipe, casing, and tubing; (ii) all production, gathering, treating, processing, compression, dehydration, salt water disposal, injection, gathering line and pipeline equipment and faculties; and (iii) all tanks, machines, equipment and other facilities; and

(d) All of the right, title and interest of Seller in and to all overriding royalty interests of all oil, gas, and associated minerals and hydrocarbons produced, saved, sold, and marketed from the Leases and the Lands howsoever evidenced.

TAXES

Assignor shall assume and be responsible for payment of all its share of ad valorem taxes relating to the Properties before the Effective Time. Assignee shall be responsible for payment of all taxes relating to the Properties from and after the Effective Time. Regardless of when assessed or due, ad valorem, production, severance, and all other taxes based on production attributable to the Properties shall be the obligation of the party entitled to the production during the period on which such tax is based. Taxes payable on an annual basis shall be prorated between Assignor and Assignee as of the Effective Time.

COUNTERPARTS

This Assignment may be executed by Assignor and Assignee in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

CONVEYANCE

The conveyance of the Properties is made subject to the restrictions, exceptions, reservations, conditions, limitations, interests and other matters, and all oil and gas sales, purchase, exchange and processing contracts and agreements, and all other contracts, agreements and other instruments and matters listed solely on Exhibit "C," attached hereto and incorporated herein for all purposes.

SPECIAL WARRANTY

Assignor warrants to Assignee and will defend title to the Properties against every person whomsoever claiming all, or any portion thereof, by, through, or under Assignor, but not otherwise. Assignor hereby grants and transfers unto Assignee and Assignee's successors and assigns, to the extent transferable, the benefit of and the right to enforce the covenants and warranties, if any, which Assignor may enforce with respect to the Properties against Assignor's predecessors-in-title to the Properties. By this Assignment, Assignor covenants and agrees that Assignee shall not receive less than the net revenue interests set forth on Exhibits "A" and "B" hereto of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the Properties.

GOVERNING LAW

THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF TEXAS.

SUCCESSORS AND ASSIGNS

The terms, covenants and conditions hereof shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective successors and assigns; and such terms, covenants and conditions shall be covenants running with the land and with each subsequent transfer or assignment of the Properties.

TO HAVE AND TO HOLD the Properties unto Assignee, its successors and assigns, forever.

IN WITNESS WHEREOF, this Assignment and Bill of Sale is dated as of the date of acknowledgment for Assignor's signature below, but shall be effective as of the Effective Time.

ąjd

ASSIGNOR:

CYMRI, L.L.C., A Nevada limited liability company

By: D. Hughes Watler, Jr.

Name: D. Hughes Watler, Jr.

Title: CFO

ASSIGNEE:

WELDER OIL & GAS PARTNERSHIP LP, a Delaware limited partnership

By: **Welder Oil & Gas GP, LLC**
Its: **General Partner**

By: ______________________
Raymond J. Welder, III
Its: Manager

ACKNOWLEDGMENTS

STATE OF TEXAS §
§
COUNTY OF HARRIS §

This instrument was acknowledged before me on this the 20th day of May 2015, by D. Hughes Watler, Jr., the CFO of **CYMRI, L.L.C., a Nevada limited liability company**, in the capacity therein stated and on behalf of said limited liability company.

Crystal Grahmann
Notary Public, State of Texas

Crystal Grahmann
My Commission Expires
06/19/2016
NOTARY PUBLIC STATE OF TEXAS

STATE OF TEXAS §
§
COUNTY OF ~~BEXAR~~ HARRIS §

This instrument was acknowledged before me on this the 20th day of May 2015, by **Raymond J. Welder, III, Manager** of **Welder Oil & Gas GP, LLC, a Delaware limited liability company**, the **General Partner** of **WELDER OIL & GAS PARTNERSHIP, ~~LP~~, a Delaware limited partnership**, in the capacity therein stated and on behalf of said limited partnership.

+ LIMITED

Crystal Grahmann
Notary Public, State of Texas

Crystal Grahmann
My Commission Expires
06/19/2016
NOTARY PUBLIC STATE OF TEXAS

AFTER RECORDING, RETURN TO:
Welder Exploration & Production, Inc.
Attn: C. Clark Welder, Attorney
110 W. Olmos Drive
San Antonio, TX 78212

Cymri, L.L.C. Agreement Summary

Company	Contract / Agreement #	Effective Date	Termination Date	Type of Agreement	Terms
Duval Gas Gathering	n/a	6/1/2013	n/a	Gas Purchase Contract	Initial until 6/30/13 then month to month; 30 days notice to cancel
GulfMark Energy, Inc.	51412	10/1/2002	n/a	Contract	Initial Term until 10/31/02 then month to month; 30 days notice to cancel
	Amendment #18	5/1/2011		Amendment to Contract for Pricing	
Pitney Bowes	2230821-001	10/10/2012	1/10/2016	Financial Services Lease Agreement	39 months
Wilmar Pipelines, Inc.	n/a	7/1/2011	n/a	Gas Purchase Contract	Primary Term to 6/30/12 then month to month; 30 days notice to cancel
	n/a	7/1/2011	n/a	Fee Letter Agreement	Written notice to cancel; Terminates when Gas Purchase Contract is terminated
	n/a	12/1/2013	n/a	Amendment to Gas Purchase Contract	Primary Term to 11/30/14 then month to month; 30 days notice to cancel
	n/a	12/1/2014	n/a	Amendment to Gas Purchase Contract	Primary Term to 10/31/15 then month to month; 30 days notice to cancel

EXHIBIT "C"
to
FORM ASSIGNMENT AND BILL OF SALE

The below contains an exclusive listing of all, if any, restrictions, exceptions, reservations, conditions, limitations, interests and other matters, and all oil and gas sales, purchase, exchange and processing contracts and agreements, and all other contracts, agreements and other instruments and matters to which this Assignment and Bill of Sale is made subject.

EXHIBIT "F"

PROPERTY SALES ACCOUNTING AGREEMENT

This Agreement will be completed at Closing

Attached to and made a part of the certain
PURCHASE AND SALE AGREEMENT
Between
CYMRI, L.L.C.
and
WELDER OIL & GAS PARTNERSHIP, LP

Seller: CYMRI, L.L.C., a Nevada limited liability company

Buyer: Welder Oil & Gas Partnership LP, a Delaware limited partnership

Leases and Lands: See Exhibit "A," attached hereto and incorporated herein for all purposes.

Reference is here made for all purposes to that certain Purchase and Sale Agreement (the "PSA") dated effective January 1st, 2015, executed by and between Seller and Buyer. Words with initial capital letters used but not defined herein, shall have the respective meanings ascribed to them in the PSA.

__________ Buyer will notify utility companies to effect a change in ownership and billing responsibility, and Seller shall use reasonable efforts to assist Buyer in completing this obligation as soon as possible on or after the Closing.

__________ Seller will continue to pay royalties and severance taxes for sales through the production month of May, 2015. If Seller receives any revenue for later months, it will be credited one hundred percent (100.00%) to Buyer in the final settlement. However, Seller will not pay any royalties or severance taxes, out of that revenue, which shall be Buyer's responsibility.

__________ Seller will continue to bill the joint owners for expenses through the accounting month of May, 2015.

__________ Seller will continue to prepare all regulatory and other monthly production reports through the production month of May, 2015. Copies after the Effective Time will be provided to Buyer, along with the final ending inventory balance.

__________ Buyer will file all appropriate documents of record at the appropriate courthouses and agencies, and Seller shall use reasonable efforts to assist Buyer in completing this obligation as soon as possible on or after the Closing.

__________ Buyer will pay current year Ad Valorem taxes on the Properties; however, Buyer shall receive a credit from Seller for the payment of all current year Ad Valorem taxes through the Effective Time on the Properties. Any statements received by Seller will be

forwarded promptly to the Buyer for payment. Proration of taxes through the Effective Time on the Properties will be handled in the final settlement.

__________ Seller will provide Buyer with a copy of all division orders covering each of the Wells located on the Lands covered by the Leases.

__________ Seller will show to Buyer, to Buyer's reasonable satisfaction, how all royalties have historically been calculated regarding the Leases and the Lands.

Executed as of the 20 day of MAY, 2015.

SELLER:

CYMRI, L.L.C., A Nevada limited liability company

By: D. Hughes Watler Jr

Name: D. Hughes Watler, Jr.

Title: CFO

BUYER:

LIMITED RJW

WELDER OIL & GAS PARTNERSHIP ~~LP~~, a Delaware limited partnership

By: **Welder Oil & Gas GP, LLC**

Its: **General Partner**

By: [signature]

Raymond J. Welder, III

Its: Manager